Exhibit 99.1

Potlatch Reports Fourth Quarter and Full Year 2009 Results

SPOKANE, Wash —February 9, 2010—Potlatch Corporation (NYSE:PCH) today reported financial results for the fourth quarter and full year ended December 31, 2009.

“Despite the poor economic conditions in 2009, we are pleased with our overall performance during the year. For full year 2009 we generated $81.4 million of earnings from continuing operations and $126.8 million of funds from continuing operations (FFO)¹, and we continue to see gradual improvement in each of our core businesses” said Michael Covey, chairman, president and chief executive officer of Potlatch Corporation. “In our Resource segment, timber prices continue to stabilize and are now improving as we move into the first quarter of 2010. In our Wood Products segment, we had another quarter of positive cash flow. Our Real Estate segment had a solid quarter, completing 40 transactions which produced $4.5 million of operating income. Also, during the quarter we took steps to improve our balance sheet, as we issued $150 million of long-term debt in November, which allowed us to pay off the balance of our bank credit facility. Our $100 million of credit sensitive debentures matured and were redeemed in early December,” concluded Mr. Covey.

Q4 2009 FINANCIAL SUMMARY

•	Earnings from continuing operations for Q4 2009 were $2.9 million, or $0.07 per diluted common share, compared to $5.9 million, or $0.15 per diluted common share for Q4 2008.

•	Funds from continuing operations (FFO)¹ was $11.7 million for Q4 2009 compared to $15.4 million for Q4 2008.

Q4 2009 BUSINESS PERFORMANCE

Resource

Overall prices decreased slightly for the period, with the exception of pulpwood prices in the northern region, which remained stable. Despite the slight decrease in Q4 2009 from Q3 2009, sawlog prices in the northern region remained higher in the fourth quarter than they were in the first and second quarters of 2009. With the exception of pulpwood volumes in the northern region, fee harvest volumes were lower in the fourth quarter of 2009 compared to the same period in 2008. In the fourth quarter of 2009, our planned harvest deferral and extremely wet weather conditions in the southern region contributed to decreased harvest levels. In the fourth quarter of 2008, both regions experienced ideal logging conditions.

•	Operating income for the segment in Q4 2009 was $11.0 million, compared to $15.9 million in Q4 2008.

Southern Region

•	Total fee harvest volume decreased 23 percent in Q4 2009 from Q4 2008, due to the harvest deferral as well as unseasonably wet logging conditions in Q4 2009.

•	The Q4 2009 prices for both sawlogs and pulpwood decreased 3 percent from Q3 2009, and decreased 14 percent and 12 percent, respectively, compared to Q4 2008.

Northern Region

•	Total fee harvest volume decreased 14 percent in Q4 2009 from Q3 2009, but increased by 1 percent in Q4 2009 over Q4 2008 due to increased sales of pulpwood.

•	Prices for sawlogs and pulpwood decreased 5 percent and 1 percent, respectively, in Q4 2009 compared to Q3 2009, and decreased 18 percent and 4 percent, respectively, compared to Q4 2008.

Real Estate

Results from the Real Estate segment were higher in Q4 2009 compared to Q4 2008, primarily due to more acres of rural recreational real estate sold and at a slightly higher price per acre. The Q4 2009 results were also higher than Q3 2009, primarily due to the sales mix between the quarters. The demand for property has continued at a fairly steady level, particularly for rural recreational property. Real Estate segment results depend on the timing of sales transactions, and are often uneven from one reporting period to another.

•	Operating income for the segment was $4.5 million in Q4 2009, compared to $1.5 million in Q3 2009 and $0.3 million in Q4 2008.

•

In Q4 2009, we sold 558 acres of HBU property for approximately $1.5 million, or $2,690 per acre. Rural recreational land sales totaled 4,163 acres for which we received proceeds of approximately $4.3 million, for an average price of $1,029 per acre. We executed one conservation easement in the quarter covering 954 acres for which we received $1.2 million of revenue, or $1,248 per acre.

•	In Q4 2008, HBU land sales totaled 493 acres at an average price of $2,943 per acre and rural recreational land sales totaled 1,508 acres at an average price of $946 per acre.

•

In Q3 2009, we sold 812 acres of HBU property at an average price of $2,342 per acre. Rural recreational land sales totaled 2,118 acres at an average price of $1,150 per acre. We executed one non-strategic timberland sale for 2,617 acres in Q3 2009 at an average price of $500 per acre.

Wood Products

During the fourth quarter of 2009, the Wood Products segment recorded a $3.0 million asset impairment charge related to our Post Falls particleboard plant. Excluding this charge, operating results for the fourth quarter were only slightly lower than for the third quarter. Operating losses declined in each consecutive quarter from the fourth quarter of 2008 through the third quarter of 2009. In addition, for the second consecutive quarter, the segment had positive operating cash flows.

•

The segment reported an operating loss of $4.8 million for Q4 2009, which includes the $3.0 million asset impairment charge, compared to an operating loss of $11.4 million in Q4 2008 and an operating loss of $1.5 million in Q3 2009.

•	Results for the Wood Products segment continue to be negatively impacted by the downturn in the lumber and housing markets.

•

Lumber sales volumes increased 18 percent in Q4 2009 over Q4 2008, but were partially offset by sales prices 4 percent lower in Q4 2009. Lumber sales volumes decreased 1 percent and sales prices decreased 6 percent in Q4 2009 from Q3 2009 due to seasonal factors.

•

Our particleboard plant in Idaho was shut down twice for approximately six weeks in total during Q4 2009 due to a lack of orders and a build-up of finished goods inventory. It operated as scheduled at 50 percent of production capacity the remainder of Q4. Our lumber mill in Arkansas was shut down for approximately one and a half weeks during Q4 2009 due to extremely wet weather conditions that resulted in a lack of log inventory. Our other lumber mills operated at full production levels during Q4 2009.

2009 FULL YEAR FINANCIAL SUMMARY

•	Earnings from continuing operations for the full year 2009 were $81.4 million, or $2.04 per diluted common share, compared to $72.9 million, or $1.83 per diluted common share for the full year 2008.

•	Operating income for the Resource segment was $81.8 million in 2009 compared to $76.0 million in 2008. The timber deed sale finalized in September 2009 provided $41.5 million of operating income.

•

Operating income for the Real Estate segment totaled $48.9 million in 2009 compared to $31.5 million in 2008. In 2009, the Real Estate segment sold 30,168 acres of non-strategic timberlands for revenues of approximately $46.1 million.

•

The Wood Products segment had an operating loss of $20.5 million in 2009 compared to an operating loss of $13.7 million in 2008. The 2009 operating loss included a $3.0 million asset impairment charge.

•

Net earnings for the full year 2009, including discontinued operations, were $77.3 million, or $1.93 per diluted common share, compared to $52.6 million, or $1.32 per diluted common share, for the full year 2008.

•	Funds from continuing operations (FFO)¹ was $126.8 million for 2009 compared to $112.2 million for 2008.

Senior Notes Offering

In November, Potlatch issued $150 million aggregate principal amount of senior unsecured notes due 2019 in a private placement. The notes have an interest rate of 7.5% and were issued at a price equal to 98.284% of their face value. Approximately $73 million of the proceeds of the offering were used to repay the outstanding balance of the company’s secured bank credit facility. The remainder of the proceeds will be used for general corporate purposes.

Dividend Distribution

During the fourth quarter, Potlatch paid its regular quarterly cash distribution on the company’s common stock of $0.51 per share.

OUTLOOK

“Our outlook for 2010 shows improvement as we move through the year. We expect operations in the first half to remain challenging but expect improved fundamentals as we move into the second half. We do expect an upturn in the housing market, but not until the second half of the year. The recent strengthening in lumber prices will benefit our Wood Products business and this trend, coupled with gradual improvement in housing starts, should lead to stronger demand and pricing for logs. We were encouraged that prices stabilized in our Resource business during the second and third quarters of 2009, and the slight dip in fourth quarter prices appears to have been temporary as prices have shown improvement early in Q1 2010. We anticipate increasing harvest volumes to approximately 4.2 million tons for 2010, but this will be dependent on improved pricing and is weighted to the back half of the year. In our Real Estate segment, we expect the business to perform very similar to the results we experienced in 2009. This outlook is supported by consistent performance throughout 2009, continued interest in our non-strategic timberlands and pricing that has remained stable.

“We remain optimistic about our long term prospects, as our businesses are positioned well for the housing market recovery,” concluded Mr. Covey.

CONFERENCE CALL INFORMATION

A live webcast and conference call will be held Tuesday, February 9, 2010, at 11 a.m. Eastern (8 a.m. Pacific). Those interested may access the webcast at http://ir.potlatchcorp.com and conference call by dialing 866-393-8403 for U.S./Canada and 706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 50483964. Supplemental materials that will be discussed during the call will be available on our Web site.

For those unable to participate in the call, an archived recording will be available through our Web site at http://ir.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until February 16, 2010, by calling 800-642-1687 for U.S./Canada or 706-645-9291 for international callers and entering passcode number 50483964.

¹	Funds from continuing operations (FFO) is a non-GAAP measure defined and reconciled to GAAP in the attached financial statements.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.6 million acres of timberland in Arkansas, Idaho, Minnesota and Wisconsin. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about future company performance, direction of markets, timber and log demand and pricing, future harvest levels, demand for real estate, lumber pricing, the recovery of the lumber and housing markets, and use of proceeds from our senior notes offering. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof and the company does not undertake to update any forward-looking statements.

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Potlatch Corporation and Consolidated Subsidiaries

Statements of Operations

Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues	$104,078	$93,583	$476,169	$439,957

Costs and expenses:
Cost of goods sold	80,863	86,289	338,389	330,332
Selling, general and administrative expenses	14,836	6,421	48,082	41,729
Asset impairment	2,994	—	2,994	—

	98,693	92,710	389,465	372,061

Earnings from continuing operations before interest and taxes	5,385	873	86,704	67,896
Interest expense, net	(7,150)	(5,176)	(21,921)	(20,154)

Earnings (loss) from continuing operations before taxes	(1,765)	(4,303)	64,783	47,742
Income tax benefit	4,711	10,211	16,648	25,195

Earnings from continuing operations	2,946	5,908	81,431	72,937

Discontinued operations:
Loss from discontinued operations (including gains (losses)on disposal of $-, $41, $- and $(20,362))	(64)	(13,820)	(6,788)	(31,270)
Income tax benefit	21	3,562	2,685	10,970

	(43)	(10,258)	(4,103)	(20,300)

Net earnings (loss)	$2,903	$(4,350)	$77,328	$52,637

Earnings per common share from continuing operations
Basic	$0.07	$0.15	$2.05	$1.85
Diluted	0.07	0.15	2.04	1.83
Loss per common share from discontinued operations
Basic	$—	$(0.26)	$(0.11)	$(0.52)
Diluted	—	(0.26)	(0.11)	(0.51)
Net earnings (loss) per common share:
Basic	$0.07	$(0.11)	$1.94	$1.33
Diluted	0.07	(0.11)	1.93	1.32
Average shares outstanding (in thousands):
Basic	39,802	39,598	39,763	39,474
Diluted	40,038	39,844	39,974	39,803

Certain 2008 amounts have been reclassified to conform to the 2009 presentation.

Potlatch Corporation and Consolidated Subsidiaries

Condensed Balance Sheets

Unaudited (Dollars in thousands - except per-share amounts)

	December 31, 2009	December 31, 2008

Assets
Current assets:
Cash	$1,532	$885
Short-term investments	53,506	3,034
Receivables, net	18,161	38,750
Note receivable	—	100,000
Inventories	33,398	36,686
Other assets	15,101	16,423

Total current assets	121,698	195,778
Land, other than timberlands	3,491	3,521
Plant and equipment, at cost less accumulated depreciation	72,348	82,613
Timber, timberlands and related logging facilities, net	533,173	553,913
Deferred tax assets	64,873	74,653
Other assets	27,982	27,843

	$823,565	$938,321

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments on long-term debt	$11	$100,410
Current notes payable	—	129,100
Accounts payable and accrued liabilities	58,462	57,635

Total current liabilities	58,473	287,145
Long-term debt	368,420	220,927
Liability for pensions and other postretirement employee benefits	149,398	216,926
Other long-term obligations	17,484	15,089
Stockholders’ equity	229,790	198,234

	$823,565	$938,321

Stockholders’ equity per common share	$5.77	$4.99
Working capital	$63,225	$(91,367)
Current ratio	2.1:1	0.7:1

Potlatch Corporation and Consolidated Subsidiaries

Condensed Statements of Cash Flows

Unaudited (Dollars in thousands)

	Twelve Months Ended December 31,
	2009	2008
Cash Flows From Continuing Operations
Net earnings	$77,328	$52,637
Adjustments to reconcile net earnings to net operating cash flows from continuing operations:
Loss from discontinued operations	4,103	7,879
Loss on disposal of discontinued operations	—	12,421
Depreciation, depletion and amortization	34,715	30,153
Asset impairment	2,994	—
Proceeds from sales deposited with a like-kind exchange intermediary	(2,030)	(36,148)
Basis of real estate sold	10,696	9,109
Deferred tax benefit	(21,037)	(17,894)
Loss (gain) on disposition of plant, property and equipment	(1,628)	592
Equity-based compensation expense	3,829	4,320
Employee benefit plans	(138)	(5,280)
Other	130	(46)
Working capital changes	10,952	(17,742)

Net cash provided by operating activities from continuing operations	119,914	40,001

Cash Flows From Investing
Change in short-term investments	(31,843)	37,321
Additions to plant and equipment, and to land other than timberlands	(4,317)	(10,345)
Additions to timber, timberlands and related logging facilities	(11,380)	(26,406)
Deposits on timberlands	—	(27,328)
Other, net	821	401

Net cash used for investing activities from continuing operations	(46,719)	(26,357)

Cash Flows From Financing
Change in book overdrafts	860	(8,165)
Increase (decrease) in notes payable	(129,100)	18,800
Issuance of common stock	1,839	3,902
Issuance of long-term debt	147,426	—
Repayment of long-term debt	(332)	(173)
Distributions to common stockholders	(81,132)	(80,674)
Other, net	(4,240)	(9,777)

Net cash used for financing activities from continuing operations	(64,679)	(76,087)

Cash flows provided by (used for) continuing operations	8,516	(62,443)
Cash flows of discontinued operations:
Operating cash flows	(7,869)	(4,770)
Investing cash flows	—	(21,078)
Financing cash flows	—	80,129

Increase (decrease) in cash	647	(8,162)
Cash at beginning of period	885	9,047

Cash at end of period	$1,532	$885

Certain 2008 amounts have been reclassified to conform to the 2009 presentation.

Potlatch Corporation and Consolidated Subsidiaries

Highlights

Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Cash distributions per common share	$0.51	$0.51	$2.04	$2.04

Segment Information Unaudited (Dollars in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues
Resource	$50,872	$65,414	$234,411	$265,307
Real Estate	6,974	2,879	65,353	46,077
Wood Products	56,830	52,002	216,592	263,132

	114,676	120,295	516,356	574,516
Intersegment revenues	(10,598)	(26,712)	(40,187)	(134,559)

Total consolidated revenues	$104,078	$93,583	$476,169	$439,957

Operating income (loss)
Resource	$11,029	$15,906	$81,774	$76,008
Real Estate	4,454	298	48,928	31,490
Wood Products	(4,776)	(11,414)	(20,484)	(13,675)
Eliminations and adjustments	3,540	(908)	7,863	(1,017)

	14,247	3,882	118,081	92,806
Corporate	(16,012)	(8,185)	(53,298)	(45,064)

Earnings (loss) from continuing operations before taxes	$(1,765)	$(4,303)	$64,783	$47,742

Certain 2008 amounts have been reclassified to conform to the 2009 presentation.

Potlatch Corporation and Consolidated Subsidiaries

Funds from Operations (FFO)

Unaudited (Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
GAAP net earnings (loss)	$2,903	$(4,350)	$77,328	$52,637
Depreciation, depletion and amortization from continuing operations	7,809	8,127	34,715	30,153
Basis of real estate sold	966	1,321	10,696	9,109
Loss from discontinued operations, net of tax	43	10,258	4,103	20,300

Funds from continuing operations	11,721	15,356	126,842	112,199

Loss from discontinued operations, net of tax	(43)	(10,258)	(4,103)	(20,300)
Depreciation, depletion and amortization from discontinued operations	—	9,747	—	45,501

Funds from Operations¹	11,678	14,845	122,739	137,400

Certain 2008 amounts have been reclassified to conform to the 2009 presentation.

¹	Funds from Operations (FFO) is a non-GAAP measure that is commonly used by REITs in the real estate industry. The most directly comparable GAAP measure is net earnings. We define FFO as net earnings, plus depreciation, depletion and amortization and the basis of real estate sold from continuing operations adjusted for the gain/loss from discontinued operations, and plus depreciation, depletion and amortization from discontinued operations.